Exhibit 99.1

METHODE ELECTRONICS, INC. REPORTS

FISCAL 2011 FIRST-QUARTER RESULTS

Net Sales Improve 9.5% Year Over Year

MDI Awarded Custom Sensor for Measurement of Linear Position

Chicago, IL — September 2, 2010 — Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced operating results for the Fiscal 2011 first quarter ended July 31, 2010.

First-Quarter Fiscal 2011

Methode’s first-quarter Fiscal 2011 net sales increased $8.5 million, or 9.5 percent, to $98.3 million from $89.8 million in the first quarter of Fiscal 2010 notwithstanding the loss of sales to Delphi, which were $7.5 million in the first quarter of Fiscal 2010. Net income increased to $4.1 million, or $0.11 per share, in the Fiscal 2011 period compared to breakeven in the same period of Fiscal 2010. No restructuring expenses, a gain of $1.2 million on a life insurance policy, and favorable selling and administrative expenses, partially offset by lower other income and higher tax expenses, contributed to higher net income in the Fiscal 2011 first quarter compared to the same period last year.

Methode recorded no restructuring charges during the Fiscal 2011 first quarter compared to restructuring charges of $3.6 million, before and after-tax, or $0.10 per share, during the Fiscal 2010 first quarter. Excluding restructuring charges, Methode’s net income was $3.5 million, or $0.10 per share, in the first quarter of Fiscal 2010.

Consolidated gross margins (including other income) as a percentage of sales decreased to 19.8 percent in the Fiscal 2011 first quarter from 22.6 percent in the comparable period of Fiscal 2010, due in part to the loss of sales to Delphi, higher design and overhead costs in the Company’s U.S.-based Automotive and Power Products businesses, as well as lower other income in the Fiscal 2011 period compared to the Fiscal 2010 period relating to lower engineering design fees received in the Company’s European Automotive business.

Selling and administrative expenses decreased $0.3 million, or 1.9 percent, to $15.6 million in the Fiscal 2011 first quarter compared to $15.9 million in the prior-year first quarter due to lower bonus and professional fees in the Fiscal 2011 period compared to the Fiscal 2010 period. Professional fees were lower year-over-year

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even though the Company incurred higher legal expenses of $1.5 million related to the Delphi supply agreement and patent dispute in the Fiscal 2011 period compared to $0.4 million in the Fiscal 2010 period.

In the first quarter of Fiscal 2011, income tax expense increased $0.3 million to $0.6 million compared to $0.3 million in the same period of Fiscal 2010. First-quarter taxes include taxes on foreign profits of $0.5 million and $0.2 million in the Fiscal 2011 and 2010 periods, respectively. Non-Federal U.S. taxes were $0.1 million in both Fiscal 2010 and 2011 first quarters.

Comparing the Automotive segment’s first quarter of Fiscal 2011 to the same period of Fiscal 2010,

•                  Net sales decreased $2.9 million, or 3.7 percent, attributable to no net sales to Delphi Corporation compared to $7.5 million of sales to Delphi, partially offset by strong European and Asian market sales. Translation of foreign income also decreased net sales $1.7 million.

•                  Gross margins (including other income) as a percentage of sales decreased to 20.5 percent from 22.5 percent due to the loss of higher margin sales to Delphi, lower other income and increased costs relating to new product development, partially offset by improved European and Asian gross margins.

•                  Income before income taxes remained constant at $2.8 million due to lower sales and gross margins and higher legal expenses, offset by no restructuring charges and lower currency exchange rate expenses.

Comparing the Interconnect segment’s first quarter of Fiscal 2011 to the same period of Fiscal 2010,

•                  Net sales increased 40.1 percent attributable to solid growth in the interface solutions and data solutions businesses.

•                  Gross margins (including other income) as a percentage of sales increased to 26.6 percent from 25.1 percent due primarily to higher sales volume and sales mix.

•                  Income before income taxes improved $3.5 million to $3.7 million from $0.2 million as a result of increased net sales and gross profit and no restructuring expense, partially offset by higher commissions, advertising expenses and patent fees.

Comparing the Power Products’ segment first quarter of Fiscal 2011 to the same period of Fiscal 2010,

•                  Net sales improved 2.7 percent driven by higher busbar demand in Asia, partially offset by lower North American demand for busbars, flexible cabling and heat sink products.

•                  Gross margins (including other income) as a percentage of sales decreased to 20.0 percent from 20.5 percent.

•                  Income before income taxes decreased to $0.1 million from $0.6 million to $0.5 million due to higher selling and professional fees partially offset by no restructuring charges.

MDI Award

Methode’s MDI business unit was recently awarded a contract to provide a major automotive OEM with a custom sensor for the measurement of clutch plate position in the new, fuel-efficient, dual clutch, six-speed transmissions. Initially, the award represents approximately $32 million in revenue over five years and is likely to gain additional volume. To meet the harsh environment conditions within the transmission, MDI has developed this new sensor employing Methode’s patented magneto-elastic technology that allows for the measurement of linear position with resolution that is nearly ten times that of current, commercially viable technology, and operates at temperatures greater than 180 degrees Celsius.

Management Comments

President and Chief Executive Officer Donald W. Duda said, “Methode began Fiscal 2011 with strong net sales, which improved year over year and nearly three percent sequentially over the fourth quarter of Fiscal 2010.  Additionally, we are very pleased to announce MDI’s award to provide an automotive OEM with a custom sensor for use in their new transmissions.  This sensor based on Methode’s magneto-elastic technology required over 5 years of development effort and represents the first major deployment of the technology in the automobile.”

Mr. Duda concluded, “While we are encouraged by our first-quarter sales, we remain cautious about our business outlook for the next few quarters as the global financial recovery remains tenuous. However, given our strong balance sheet and robust portfolio of products and solutions, we continue to believe Methode is well positioned for sustained long-term, profitable growth when economic conditions stabilize.”

Conference Call

The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central time today.

To participate in the conference call, please dial (877) 407-8031 (domestic) or (201) 689-8031 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the

Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through September 16 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Account number 286 and Conference ID number 355469. On the Internet, a replay will be available for 30 days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, the Czech Republic, Germany, India, Malta, Mexico, the Philippines, Singapore, Switzerland, the United Kingdom, and the United States,. We design, manufacture and market devices employing electrical, electronic, wireless, radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode’s Web site www.methode.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode’s expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode’s filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) seasonal and cyclical nature of some of our businesses; (4) ability to compete effectively; (5) customary risks related to conducting global operations; (6) ability to keep pace with rapid technological changes; (7) ability to avoid design or manufacturing defects; (8) ability to protect our intellectual property; (9) dependence on the availability and price of raw materials; (10) ability to successfully benefit from acquisitions; (11) currency fluctuations; (12) unfavorable tax laws; (13) the future trading price of our stock; and (14) the risk of owning real property.

For Methode Electronics Inc. - Investor Contacts:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com

Methode Electronics, Inc.

Financial Highlights

(In thousands, except per share data, unaudited)

	Three Months Ended
	July 31,	August 1,
	2010	2009

Net sales	$98,285	$89,776
Other income	688	1,387
Cost of products sold	79,529	70,909
Restructuring	—	3,611
Selling and administrative expenses	15,595	15,874
Income from operations	3,849	769
Interest expense, net	(26)	(102)
Other income/(expense), net	849	(394)
Income before income taxes	4,672	273
Income tax expense	642	286
Net income/(loss)	4,030	(13)
Less: Net income/(loss) attributable to noncontrolling interest	(35)	6
Net income/(loss) attributable to Methode Electronics, Inc.	$4,065	$(19)

Basic and diluted income/(loss) per common share	$0.11	$—

Average Number of Common Shares Outstanding:
Basic	37,046	36,863
Diluted	37,290	36,863

Methode Electronics, Inc.

Financial Highlights

Summary Balance Sheets

(In thousands)

	July 31,	May 1,
	2010	2010
	(unaudited)
Cash	$56,449	$63,821
Accounts receivable - net	75,617	68,649
Inventories	34,072	29,760
Other current assets	21,689	22,366
Total Current Assets	187,827	184,596

Property, plant and equipment - net	59,520	61,876
Goodwill	12,096	12,096
Intangible assets - net	18,256	18,811
Other assets	35,629	33,444
Total Assets	$313,328	$310,823

Accounts payable	$36,098	$29,743
Other current liabilities	23,560	29,002
Total Current Liabilities	59,658	58,745

Other liabilities	12,658	12,136
Total Methode Electronics, Inc. shareholders’ equity	237,790	236,754
Noncontrolling interest	3,222	3,188
Total shareholders’ equity	241,012	239,942
Total Liabilities and Shareholders’ Equity	$313,328	$310,823

Methode Electronics, Inc.

Financial Highlights

Summary Statements of Cash Flows

(In thousands)

	Three Months Ended
	July 31,	August 1,
	2010	2009
Operating Activities:
Net income/(loss)	$4,030	$(13)
Provision for depreciation	3,356	5,038
Impairment of intangible assets	—	710
Amortization of intangible assets	556	565
Amortization of stock awards and stock options	342	299
Changes in operating assets and liabilities	(10,518)	1,070
Other	22	19
Net Cash (Used)/Provided by Operating Activities	(2,212)	7,688

Investing Activities:
Purchases of property, plant and equipment	(1,956)	(3,266)
Acquisitions of businesses and technology	(750)	(87)
Net Cash Used in Investing Activities	(2,706)	(3,353)

Financing Activities:
Proceeds from exercise of stock options	13	—
Dividends	(2,576)	(2,616)
Net Cash Used in Financing Activities	(2,563)	(2,616)

Effect of foreign exchange rate changes on cash	109	1,303

Increase/(Decrease) in Cash and Cash Equivalents	(7,372)	3,022

Cash and Cash Equivalents at Beginning of Period	63,821	54,030

Cash and Cash Equivalents at End of Period	$56,449	$57,052

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